                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             BJ SERVICES COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 23, 1997
                             ---------------------

     The Annual Meeting of the Stockholders of BJ Services Company (the "Company") will be held on Thursday, January 23, 1997, at 11:00 a.m. local time, at The Houstonian Hotel and Conference Center located at 111 North Post Oak Lane, Houston, Texas, for the following purposes:

     1.   To elect three Class I directors to serve a three-year term;

     2. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     All stockholders of record at the close of business on December 12, 1996 are entitled to notice of and to vote at said meeting or any adjournment thereof. At least a majority of the outstanding shares of the Company are required to be present at the meeting or represented by proxy to constitute a quorum.

                                            By order of the Board of Directors,

                                            /s/ J.W. STEWART
                                            J. W. Stewart
                                            Chairman of the Board, President
                                            and Chief Executive Officer

Houston, Texas
December 20, 1996

                             YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

                              BJ SERVICES COMPANY

                                PROXY STATEMENT

     This proxy statement is furnished to stockholders of BJ Services Company, a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held at The Houstonian Hotel and Conference Center located at 111 North Post Oak Lane, Houston, Texas, on Thursday, January 23, 1997, at 11:00 a.m. local time, and at any and all adjournments thereof. Stockholders of record at the close of business on December 12, 1996 will be entitled to notice of and to vote at such meeting and at all adjournments thereof.

     When a properly executed proxy is received prior to the meeting, the shares represented thereby will be voted at the meeting in accordance with the directions noted thereon. If no specification is made, the shares will be voted FOR the election of nominees listed herein as directors. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later dated proxy to the Secretary of the Company, or by attending the meeting in person and so notifying the meeting judges.

     Management does not intend to present any business for a vote at the meeting, other than the election of directors, and it has no information others will do so. If other matters requiring the vote of stockholders properly come before the meeting, it is the intention of the persons named in the attached proxy card to vote proxies held by them in accordance with their judgment on such matters.

     The complete mailing address of the Company's executive offices is 5500 Northwest Central Drive, Houston, Texas 77092. The approximate date on which this proxy statement and the accompanying proxy card were first sent or given to the stockholders of the Company is December 20, 1996.

                               VOTING SECURITIES

     On December 12, 1996, the record date, there were outstanding and entitled to vote 38,004,000 shares of the Company's Common Stock, held of record by 709 persons. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date. Cumulative voting is not permitted under the Company's Certificate of Incorporation or Bylaws.

     At the record date, management knew of no person that beneficially owned more than 5% of the outstanding voting securities of the Company, other than as set forth in the following table:

  TITLE OF                                                                 NUMBER       PERCENT
    CLASS                NAME AND ADDRESS OF BENEFICIAL OWNERS            OF SHARES     OF CLASS
-------------    -----------------------------------------------------    ---------     --------
Common Stock     FMR Corp.                                                4,873,780(a)    12.8%
                 82 Devonshire Street
                 Boston, Massachusetts 02109

Common Stock     Equitable Companies (Alliance)                           3,030,487(b)     8.0%
                 1345 Avenue of the Americas
                 New York, New York 10105

Common           T. Rowe Price Associates, Inc.                           2,180,700(c)     5.7%
  Stock......    100 East Pratt Street, 9th Floor
                 Baltimore, Maryland 21202

---------------

(a) At November 30, 1996, based on information provided by FMR Corp. ("FMR"), FMR, through its wholly owned subsidiary Fidelity Investments, was the beneficial owner of 4,873,780 shares of Common Stock, including 4,002,063 shares beneficially owned by Fidelity Management & Research Company, 808,617 shares beneficially owned by Fidelity Management Trust Company, and 63,100 shares beneficially owned by Fidelity International Limited. Of those shares, FMR had sole voting power with respect to 335,697 shares and sole dispositive power with respect to 4,810,680 shares. Fidelity International had sole voting and dispositive power with respect to all the shares it beneficially owned.

(b) At September 30, 1996, based on information provided by Equitable Companies (Alliance) ("Equitable"), Equitable held 3,030,487 shares of the Company's Common Stock.

(c) At November 1, 1996, based on information provided by T. Rowe Price Associates, Inc. ("Price"), Price was the beneficial owner of 2,180,700 shares of the Company's Common Stock. Of those shares, Price had sole dispositive power with respect to the entire holding of 2,180,700 shares and sole voting power with respect to 273,900 shares.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide for the Board of Directors to serve in three classes having staggered terms of three years each. Three Class I directors will be elected at the 1997 Annual Meeting of Stockholders to serve for a three-year term expiring at the Annual Meeting of Stockholders in the year 2000. Pursuant to the Company's Bylaws, in case of a vacancy on the Board of Directors, a majority of the remaining directors of the class in which the vacancy occurs will be empowered to elect a successor, and the person so elected will hold office for the remainder of the full term of the director whose death, retirement, resignation, disqualification or other cause created the vacancy, and thereafter until the election of a successor director.

     The persons whose names are set forth as proxies in the enclosed proxy card will vote all shares over which they have control "FOR" the election of the nominees named below unless otherwise directed. Although the Board of Directors of the Company does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW. THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE COMMON STOCK PRESENT OR REPRESENTED BY PROXY AT THE MEETING AND ENTITLED TO VOTE IS REQUIRED TO ELECT EACH DIRECTOR NOMINEE.

     The following table sets forth, for each nominee for election as a Class I director, his name, his principal occupation, his age and the year in which he first became a director of the Company. The nominees have consented to be named in this proxy statement and to serve as directors, if elected.

                                                                                        DIRECTOR
          NAME                           PRINCIPAL OCCUPATION                   AGE      SINCE
-------------------------  -------------------------------------------------    ---     --------
John R. Huff.............  Chairman, President and Chief Executive Officer      50        1992
                           of Oceaneering International, Inc., an oilfield
                           services corporation ("Oceaneering"). Mr. Huff
                           has been President, Chief Executive Officer and a
                           director of Oceaneering since 1986 and Chairman
                           of the Board since 1990. Mr. Huff is also a
                           director of Production Operators Corp. and Triton
                           Energy.

R. A. LeBlanc............  Mr. LeBlanc served in various executive positions    66        1994
                           with Keystone International, Inc., a manufacturer
                           of flow control products, including Chairman of
                           the Board, Chief Executive Officer and a
                           director, from 1959 until his retirement in 1995.
                           Mr. LeBlanc currently serves as an advisory
                           member of the board of directors of Texas
                           Commerce Bank National Association.

                                                                                        DIRECTOR
          NAME                           PRINCIPAL OCCUPATION                   AGE      SINCE
-------------------------  -------------------------------------------------    ---     --------
Michael E. Patrick.......  Chief Investment Officer of The Meadows              52        1995
                           Foundation since December 1, 1995; consultant
                           from 1994 to 1995; President of Lomas Information
                           Systems, Inc., a subsidiary of Lomas Financial
                           Corporation, from 1993 to 1994; Executive Vice
                           President, Chief Financial Officer and a director
                           of Lomas Financial Corporation and President and
                           Chief Operating Officer of its Lomas Mortgage USA
                           subsidiary, both of which are engaged in mortgage
                           banking, real estate and information services,
                           from 1992 until 1994; Executive Vice Chancellor
                           for Asset Management of the University of Texas
                           System, where he was responsible for the
                           investment of all endowment funds, from 1984 to
                           1991; Mr. Patrick is also currently a director of
                           Cooper Cameron Corporation.

INFORMATION CONCERNING OTHER DIRECTORS

     The following table sets forth certain information for those directors whose present terms will continue after the 1997 Annual Meeting. The terms of the Class II and Class III directors will expire at the 1998 and 1999 Annual Meetings of Stockholders, respectively.

                                                                                   DIRECTOR
           NAME                         PRINCIPAL OCCUPATION                AGE     SINCE      CLASS
--------------------------  ---------------------------------------------   ---    --------    -----
Don D. Jordan.............  Chairman, Chief Executive Officer and a         64       1990        II
                            director of Houston Industries Incorporated,
                            a public utility holding company with
                            interests in the electric utilities, coal and
                            transportation businesses. Mr. Jordan has
                            been employed by various subsidiaries of
                            Houston Industries Incorporated since 1956.
                            He currently serves as a director of Texas
                            Commerce Bancshares, UTECH Joint Venture and
                            AEGIS Insurance Services.

Michael McShane...........  Vice President -- Finance and Chief Financial   42       1990        II
                            Officer of the Company. Mr. McShane joined
                            the Company in 1987 from Reed Tool Company,
                            an oil field tool company, where he was
                            employed for seven years. At Reed Tool
                            Company, he held various financial management
                            positions including Corporate Controller and
                            Regional Controller of Far East Operations.

                                                                                   DIRECTOR
           NAME                         PRINCIPAL OCCUPATION                AGE     SINCE      CLASS
--------------------------  ---------------------------------------------   ---    --------    -----
L. William Heiligbrodt....  President, Chief Operating Officer and a        55       1992       III
                            director of Service Corporation
                            International, a funeral services corporation
                            ("SCI"). He has served in various management
                            positions with SCI since February 1990. Prior
                            to joining SCI, Mr. Heiligbrodt served as
                            President of Provident Services, Inc. from
                            March 1988 to February 1990. Prior to that,
                            he served for five years as Vice Chairman and
                            Chief Executive Officer of WEDGE Group,
                            Incorporated, a multi-industry holding
                            company.

James E. McCormick........  Mr. McCormick served in various executive       69       1990       III
                            positions with ORYX Energy Company, a
                            diversified energy company, including
                            President, Chief Operating Officer and a
                            director, from 1977 until his retirement in
                            1992. Mr. McCormick currently serves on the
                            board of directors of Lone Star Technology,
                            Snyder Oil Company and Texas Commerce Bank
                            National Association.

J. W. Stewart.............  Chairman of the Board, President and Chief      52       1990       III
                            Executive Officer of the Company. Mr. Stewart
                            joined Hughes Tool Company in 1969 as Project
                            Engineer, served as Vice President-Legal and
                            Secretary of Hughes Tool Company and as Vice
                            President-Operations for a predecessor of the
                            Company prior to being named President of the
                            Company in 1986.

     The following table sets forth the beneficial ownership of Common Stock as of November 1, 1996 by each current director and nominee, by each executive officer named in the Summary Compensation Table and by all current directors and officers as a group.

                                                                             NUMBER OF
                                                                               SHARES
         NAME OR GROUP                                                         (1)(2)
         -------------                                                       ---------
    L. William Heiligbrodt..................................................    12,000
    John R. Huff............................................................    10,000
    Don D. Jordan...........................................................    11,500
    R. A. LeBlanc...........................................................     6,435
    James E. McCormick......................................................    12,000
    Michael E. Patrick......................................................     4,000
    J. W. Stewart...........................................................   286,921
    Michael McShane.........................................................   115,058
    Kenneth A. Williams.....................................................    36,497
    Thomas H. Koops.........................................................    74,941
    Margaret B. Shannon.....................................................    22,701
    All current directors and officers as a group (15 persons)(3)...........   703,124

---------------

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. As of November 1, 1996, no officer or director owned in excess of 1% of the Company's Common Stock.

(2) Includes the following shares subject to options granted pursuant to the Company's 1990 Stock Incentive Plan and 1995 Incentive Plan and exercisable within 60 days: Mr. Heiligbrodt -- 10,000 shares; Mr. Huff -- 10,000 shares; Mr. Jordan -- 11,000 shares; Mr. LeBlanc -- 6,000 shares; Mr.
    McCormick -- 11,000 shares; Mr. Patrick -- 4,000 shares; Mr.
    Stewart -- 225,935 shares; Mr. McShane -- 83,094 shares; Mr.
    Williams -- 16,702 shares; Mr. Koops -- 57,181 shares; Ms. Shannon -- 8,115 shares.

(3) All current directors and officers as a group owned beneficially an aggregate of approximately 2% of the Company's Common Stock.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During fiscal 1996, the Board of Directors held seven meetings of the full Board and seven meetings of committees. During such fiscal year, or such portion of such year during which such director served, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which he served. During fiscal 1996, directors who were not employees of the Company were paid a monthly retainer of $2,500 for service on the Board, an attendance fee of $1,250 for the first meeting of the Board or any of its committees attended in one day, and $800 for each additional meeting attended in the same day. Committee chairmen who are not Company employees receive an additional 50% of the meeting fee. In addition, pursuant to the terms of the Company's 1990 Stock Incentive Plan and 1995 Incentive Plan, the non-employee directors receive annual automatic grants of options to purchase 4,000 shares of Common Stock effective the fourth Thursday of October each year. Employees of the Company are not paid any directors' fees. No member of the Board of Directors was paid any compensation in the Company's 1996 fiscal year for his service as a director of the Company other than pursuant to the standard compensation arrangement for directors and expenses.

     On January 25, 1996, the Board of Directors appointed members to serve on the Audit Committee, the Executive Compensation Committee and the Nominating Committee. The Nominating Committee held one meeting during fiscal 1996. The Executive Compensation Committee met four times and the Audit Committee met two times during that period.

     The responsibilities of the Audit Committee, comprised of Messrs. McCormick (Chairman), Jordan, Huff and LeBlanc, include reviewing the scope and results of the annual audit of the Company's consolidated financial statements with the independent auditors, internal auditors and management; reviewing the independence of the independent auditors and the internal auditors; reviewing actions by management on the independent and internal auditors' recommendations; and meeting with management, the internal auditors and the independent auditors to review the effectiveness of the Company's system of internal control and internal audit procedures. To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management.

     The responsibilities of the Executive Compensation Committee, comprised of Messrs. Jordan (Chairman), McCormick, Heiligbrodt, Huff and Patrick, include reviewing the Company's executive salary and bonus structure; reviewing the Company's employee stock incentive plans, thrift plan and employee stock purchase plan as well as other incentive alternatives; reviewing the Company's perquisite program; and recommending directors' fees.

     The responsibilities of the Nominating Committee, comprised of Messrs. Heiligbrodt (Chairman), McCormick and LeBlanc, include selecting candidates to fill vacancies on the Board of Directors; reviewing the structure and composition of the Board; and considering qualifications required for continued Board service. The Committee also considers nominees recommended by stockholders. Stockholders desiring to make such recommendations should submit the candidate's name, together with biographical information and the candidate's written consent to be nominated and, if elected, to serve to: Chairman, Nominating Committee of the Board of Directors of BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Executive Compensation Committee of the Company's Board of Directors consists of five directors who are not employees of the Company. The Committee reviews the Company's executive compensation program and policies each year and determines the compensation of the executive officers.

     The Committee's overall policy regarding compensation of the Company's executive officers is to provide competitive salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in these key positions, (ii) recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and (iii) support both the short-term and long-term goals of the Company. The Executive Compensation Committee believes this approach closely links the compensation of the Company's executives to the accomplishment of Company goals which coincide with shareholder objectives.

     In addition, the Executive Compensation Committee considers the anticipated tax treatment of the Company's executive compensation program. Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain conditions are met. The Company's policy is to qualify all executive compensation for deduction under applicable tax laws to the maximum extent possible. As the current compensation subject to the $1 million threshold of Section 162(m) for each of the named executive officers is below such threshold, the Committee believes that the requirements of Section 162(m) will not affect the tax deductions available to the Company in connection with its executive compensation for the 1996 fiscal year.

     The executive compensation program includes four elements that, taken together, constitute a flexible and balanced method of establishing total compensation for the Company's executive officers. These elements are (i) base salary, (ii) annual bonus plan awards, (iii) long-term incentive awards, and
(iv) stock option grants. These elements are further discussed below.

     Providing Competitive Levels of Compensation. The Committee attempts to provide the Company's executives with a total compensation package that is targeted at the 75th percentile of the market for executives holding comparable positions when the Company's performance justifies the payment of compensation at such levels. The Committee determines a competitive level of compensation for each executive based on information drawn from a variety of sources, including proxy statements of other companies and surveys conducted by compensation consultants. An independent consultant periodically reviews and provides survey data to the Committee on the compensation of the chief executive officer and other executives in comparison with compensation levels at companies in an industry peer group.

     While the targeted value of an executive's compensation package may be competitive, its actual value may exceed or fall below competitive levels depending on performance, as discussed below.

     Base Salaries. The Committee periodically reviews and establishes executive base salaries. Generally, base salaries are determined according to the following factors: the individual's experience level, scope and complexity of the position held and annual performance of the individual. In addition, the Committee obtained an independent survey in the fall of 1995 for the purpose of determining 1996 base salaries. The survey data compares the Company's executives with those from both general industry and an industry peer group. Based on the survey and 1995 performance, all executives received increases, including Mr. Stewart.

     The Annual Bonus Plan. The purpose of the Annual Bonus Plan is to provide motivation toward and reward the accomplishment of corporate annual objectives and to provide a competitive compensation package which will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, cash bonus awards are paid based upon the achievement of corporate performance objectives established for the fiscal year.

     Targeted bonus award levels for the Company's executive officers are established by the Committee each year. The Company's annual performance measures are established jointly by the Committee and management. For 1996, bonus targets for the Company's Chief Executive Officer and its other executive officers were based on earnings per share objectives. These objectives are established at three levels: entry level, expected value (target level) and over achievement level. In addition, the bonus for the Company's Vice President of North American Operations was based on value added profits relating to his area of responsibility. The Committee chooses not to disclose the specific earnings per share and value added profits objectives because it believes such disclosure would be detrimental to the Company's position with respect to the industry. Since the Company's 1996 earnings per share exceeded the over achievement level, each of the named executive officers, including Mr. Stewart, received the maximum eligible bonus.

     Long-Term Incentive Program. The long-term incentive program was introduced in fiscal 1993 to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in the energy services industry. The program is designed to motivate management to assist the Company in achieving a high level of long-term performance and serves to link this portion of executive compensation to long-term stockholder value. Pursuant to the long-term incentive program, the Executive Compensation Committee may award performance awards to executive officers on an annual basis. The numbers of shares represented by such awards are designed to place the Chief Executive Officer and other executive officers at the 75th percentile of the market for total compensation when expected performance is met. Aggregate stock or option holdings of the executive have no bearing on the size of a performance award. The awards generally vest over a three-year period of time, based on Company performance over such time period measured against pre-established objectives.

     For fiscal 1996, awards under the long-term incentive program consisted of performance units granted under the Company's 1990 Stock Incentive Plan. These awards will vest at the end of three years according to the Company's three year stock price performance as compared to an industry peer group index. Such performance must exceed peer group performance by predetermined percentages in order for the performance units to vest in full. Notwithstanding the foregoing, the Executive Compensation Committee is permitted by the terms of the 1990 Stock Incentive Plan to amend the performance objectives or the vesting period for any performance award with the consent of the employee grantee. In addition, the performance awards will vest in full upon the occurrence of a "change of control". For fiscal 1996, Mr. Stewart was awarded performance units, based on the criteria described above.

     Stock Option Grants. Pursuant to the Company's 1990 Stock Incentive Plan and the 1995 Incentive Plan, the Committee may make grants of stock options to the Company's executive officers. The plans allow the Committee to promote the interests of the Company and its stockholders by encouraging the executive officers to increase their equity interest in the Company, thereby giving them added incentive to work toward the continued growth and success of the Company. Stock option grants to each executive officer for 1996 were made under the 1995 Incentive Plan and were primarily based on the executive's degree of responsibility for and contribution to the growth and success of the Company, as well as on survey data provided by an independent consultant to the Committee regarding stock option grants at companies of similar size and in an industry peer group. Aggregate stock or option holdings of the executive officers have not been considered in determining the size of the option grants. For fiscal 1996, Mr. Stewart was granted options to purchase shares of Common Stock, based on the criteria described above.

     This report of the Executive Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                            Don D. Jordan, Chairman
                                            L. William Heiligbrodt
                                            John R. Huff
                                            James E. McCormick
                                            Michael E. Patrick

                 PERFORMANCE GRAPH -- TOTAL STOCKHOLDER RETURN
                     SEPTEMBER 1991 THROUGH SEPTEMBER 1996

     The Securities and Exchange Commission (the "SEC") requires that the Company include in its proxy statement a line graph presentation comparing cumulative, five year total shareholder return with a general market index (S&P
500) and either an industry index or custom group of peers as selected by the Company. In the past, the Company has compared its performance against a group of companies (the "Former Peer Group") that for 1995 included: Nowsco Well Service Ltd.; Smith International, Inc.; Energy Ventures, Inc.; Enterra Corporation; Oceaneering International, Inc.; Pool Energy Services Co.; Tuboscope Vetco International Corporation; Varco International, Inc.; and Weatherford International Incorporated. With the acquisition of Nowsco Well Service Ltd., the Company believes the Former Peer Group is no longer representative of its larger market capitalization, and has selected a new group of companies (the "Current Peer Group"). The Current Peer Group more accurately reflects the industry representation at comparable levels of market capitalization. The Current Peer Group consists of: Baker-Hughes Incorporated; Camco International Inc.; Dresser Industries, Inc.; Halliburton Company; Schlumberger N.V.; Smith International, Inc.; and Western Atlas Inc.

     As required by the SEC, both the Former Peer Group and the Current Peer Group data is presented in the following charts. The Former Peer Group has been revised to exclude Enterra Corporation due to its merger with Weatherford International Incorporated and Nowsco Well Service Ltd. due to its acquisition by the Company.

     The graph assumes investments of $100 on September 30, 1991, and reinvestment of all dividends.

     This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

INDEXED TOTAL STOCKHOLDER RETURN
SEPTEMBER 1991 -- SEPTEMBER 1996

                        [PERFORMANCE GRAPH APPEARS HERE]

                        9/91    9/92    9/93    9/94    9/95    9/96
                        ----    ----    ----    ----    ----    ----
BJ Services             $100    $ 94    $118    $106    $136    $196

S & P 500               $100    $111    $125    $130    $169    $203

Current Peer Group      $100    $102    $107    $ 93    $113    $151

Former Peer Group       $100    $103    $131    $130    $147    $231









     The following information relates to compensation paid by the Company for fiscal 1994, 1995 and 1996 to the Company's Chief Executive Officer and each of the other four (4) most highly compensated executive officers in 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                           ------------------------------------
                                               ANNUAL COMPENSATION                 AWARDS             PAYOUTS
                                          ------------------------------   -----------------------  ----------
                  (A)              (B)      (C)       (D)        (E)          (F)         (G)          (H)           (I)
                                                                 OTHER                  SECURITIES
                                                                ANNUAL     RESTRICTED   UNDERLYING                ALL OTHER
                                                               COMPENSA-     STOCK       OPTIONS/       LTIP      COMPENSA-
            NAME AND                      SALARY    BONUS(1)   TION(2)(3)  AWARDS(4)     SARS(5)     PAYOUTS(6)   TION(2)(7)
       PRINCIPAL POSITION          YEAR     ($)       ($)         ($)         ($)          (#)          ($)          ($)
---------------------------------  ----   -------   --------   ---------   ----------   ----------   ----------   ---------
J. W. Stewart....................  1996   504,168   708,750                                42,787            0      34,563
  President and Chief              1995   400,008   560,000                               165,865    1,803,511
  Executive Officer                1994   395,840         0                                41,026            0

Michael McShane..................  1996   231,674   246,750                                14,364            0      13,800
  Vice President -- Finance        1995   213,338   229,000                                61,749      986,070
  and Chief Financial Officer      1994   202,508         0                                15,795            0

Kenneth A. Williams..............  1996   191,834   146,250                                 9,932            0       8,813
  Vice President -- North          1995   174,670    50,000                                42,239      606,489
  American Operations              1994   166,668         0                                10,769            0

Thomas H. Koops..................  1996   186,334   127,575                                 9,627            0      12,025
  Vice President -- Technology     1995   171,504   152,850                                41,934      589,466
  and Logistics                    1994   162,504         0                                10,769            0

Margaret B. Shannon..............  1996   185,270   126,900                                 9,576            0      11,944
  Vice President -- General        1995   169,668   151,950                                40,962      547,786
  Counsel                          1994   103,134         0                                10,462            0

---------------

(1) Includes bonuses earned in the reported fiscal year and paid in the following fiscal year.

(2) In accordance with Securities and Exchange Commission ("SEC") regulations, information for prior years is not required to be disclosed in this column.

(3) Perquisites and other personal benefits paid or distributed during 1996 to the persons listed in the compensation table above did not exceed, with respect to any individual, the lesser of $50,000 or 10 percent of such individual's total salary and bonus.

(4) See table entitled "Long-Term Incentive Plans -- Awards in Last Fiscal Year" for information regarding performance units granted for fiscal years 1995 and 1996.

(5) Includes options earned in the reported fiscal year and granted subsequent to the end of the fiscal year.

(6) Reflects payments in respect of performance awards granted under the 1990 Stock Incentive Plan. Also includes cash awards to offset the federal income tax payable by the recipients of such payments in respect of performance awards.

(7) The amount shown in this column is the annual Company contribution to the Company's 401(k) defined contribution plan on behalf of each executive officer.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR



                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                         ANNUAL RATES OF
                                                                                                           STOCK PRICE
                                                                                                         APPRECIATION FOR
                                         INDIVIDUAL GRANTS                                                 OPTION TERM
----------------------------------------------------------------------------------------------------   --------------------
                   (A)                         (B)               (C)            (D)          (E)          (F)         (G)
                                             NUMBER OF
                                            SECURITIES        % OF TOTAL
                                            UNDERLYING         OPTIONS/       EXERCISE
                                             OPTIONS/        SARS GRANTED     OR BASE
                                               SARS          TO EMPLOYEES      PRICE      EXPIRATION
                   NAME                    GRANTED(#)(1)    IN FISCAL YEAR     ($/SH)        DATE        5%($)      10%($)
------------------------------------------ -------------    --------------    --------    ----------    -------    ---------
J.W. Stewart..............................     22,281(2)          8.4%          47.13      12/12/06     660,334    1,673,417
                                               20,506(3)         32.5%          47.13      12/12/06     607,729    1,540,105
Michael McShane...........................      7,480(2)          2.8%          47.13      12/12/06     221,682      561,786
                                                6,884(3)         10.9%          47.13      12/12/06     204,019      517,024
Kenneth A. Williams.......................      5,172(2)          1.9%          47.13      12/12/06     153,281      388,444
                                                4,760(3)          7.6%          47.13      12/12/06     141,070      357,500
Thomas H. Koops...........................      5,013(2)          1.9%          47.13      12/12/06     148,569      376,502
                                                4,614(3)          7.3%          47.13      12/12/06     136,744      346,535
Margaret B. Shannon.......................      4,987(2)          1.9%          47.13      12/12/06     147,798      374,549
                                                4,589(3)          7.3%          47.13      12/12/06     136,003      344,657

---------------

(1) All options reflected in this table were earned in fiscal 1996. The options reflected in this table do not include options earned in fiscal 1995 and granted on December 7, 1995. No stock appreciation rights ("SARs") were granted in tandem with the options reflected in this table.

(2) Includes options granted on December 12, 1996. Such options will become exercisable ratably over a three-year period, with one-third of each grant vesting on each of the first, second and third anniversaries of the date of grant. Such options will become exercisable after six months from the date of grant if at any time the price per share of the Company's Common Stock reaches $75.00. In addition, such options will become exercisable upon the occurrence of a change in control.

(3) Includes options granted on December 12, 1996. Such options will become exercisable after six months from the date of grant on the earlier of (a) the date the price per share reaches $60.00 if within one year following the date of grant, (b) the date the price per share reaches $75.00 if within five years following the date of grant or (c) the eighth anniversary of the date of grant. In addition, such options will become exercisable upon the occurrence of a change in control.

      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                       VALUES



             (A)                  (B)            (C)                      (D)                                (E)
                                                            NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS/SARS           IN-THE-MONEY OPTIONS/SARS
                                SHARES                               AT FY-END(#)                       AT FY-END($)
                              ACQUIRED ON       VALUE       -------------------------------    -------------------------------
            NAME               EXERCISE      REALIZED($)    EXERCISABLE    UNEXERCISABLE(1)    EXERCISABLE    UNEXERCISABLE(1)
----------------------------- -----------    -----------    -----------    ----------------    -----------    ----------------
J.W. Stewart.................       -0-            -0-        200,355           247,908         3,362,306         3,534,749
Michael McShane..............    12,154        218,705         73,003            91,469         1,221,796         1,339,968
Kenneth A. Williams..........    24,487        410,807          9,937            62,526           160,169           913,421
Thomas H. Koops..............    11,056        204,490         50,515            61,817           851,099           908,303
Margaret B. Shannon..........     6,859        115,313          2,326            63,815            76,926           865,731

---------------

(1) Includes options earned in fiscal 1996 and granted on December 12, 1996.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                            ESTIMATED FUTURE PAYOUTS
                                                                        UNDER NON-STOCK PRICE-BASED PLANS
                                                                      -------------------------------------
                (A)                        (B)             (C)            (D)           (E)        (F)
                                        NUMBER OF      PERFORMANCE
                                      SHARES, UNITS     OR OTHER
                                        OR OTHER      PERIOD UNTIL
                                         RIGHTS       MATURATION OR
                NAME                    (#)(1)(2)       PAYOUT(3)     THRESHOLD(#)   TARGET(#)   MAXIMUM(#)
------------------------------------  -------------   -------------   ------------   ---------   ----------
J.W. Stewart........................      5,570          3 Years           891         3,676        5,570
Michael McShane.....................      2,493          3 Years           399         1,645        2,493
Kenneth A. Williams.................      2,069          3 Years           331         1,366        2,069
Thomas H. Koops.....................      2,005          3 Years           321         1,323        2,005
Margaret B. Shannon.................      1,995          3 Years           319         1,317        1,995

---------------

(1) Awards reflected in this table represent performance units awarded under the Company's 1990 Stock Incentive Plan. These awards were earned during fiscal 1996 and granted on December 12, 1996. For additional information regarding these awards, see the Executive Compensation Committee Report -- Long-Term Incentive Program elsewhere in this Proxy Statement.

(2) Excludes the following awards earned during fiscal 1995 and granted on December 7, 1995: Mr. Stewart -- 30,434 units; Mr. McShane -- 13,623 units; Mr. Williams -- 11,304 units; Mr. Koops -- 10,937 units; Ms.
    Shannon -- 10,899 units.

(3) Under the terms of the grant, the performance period is deemed to begin on October 1, 1996. The performance period is three fiscal years unless a change of control occurs, in which case the performance units would vest immediately.

                              SEVERANCE AGREEMENTS

     The Company entered into severance agreements with certain executive officers, including each of the named executive officers shown in the Summary Compensation Table, as well as with Matthew D. Fitzgerald, Taylor M. Whichard III, David Dunlap and Stephen A. Wright. The severance agreements were effective August 27, 1993, except for Ms. Shannon's agreement, which was effective February 14, 1994 and Mr. Dunlap's agreement which was effective November 27, 1995. The agreements have initial terms of approximately three years and are automatically extended for an additional year at the end of each year of the agreements unless the Company has given one year's prior notice of termination. These agreements are intended to provide for continuity of management in the event of a change in control of the Company. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control of the Company. If, following a change in control, the executive is terminated by the Company for any reason, other than for death, disability or for cause, or if such executive officer terminates his or her employment for good reason (as this term is defined in the agreements), then the executive officer is entitled to a severance payment that will be three times the sum of the executive officer's base salary and bonus amount, as defined in the agreements. The severance payment is generally made in the form of a lump sum. For a period of up to one year, the Company would also provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination.

     If a change in control occurs, the severance agreements are effective for a period of two years from the date of such change in control. Under the severance agreements, a change in control would generally include any of the following events: (i) any "person" as defined in the Securities Exchange Act of 1934, as amended, acquires 25 percent or more of the Company's voting securities; (ii) a majority of the Company's directors are replaced during a two-year period; (iii) stockholders approve a merger, resulting in (a) 60% or less of the common stock and voting securities of the surviving corporation being owned by the same persons that owned the common stock of the Company immediately prior to such merger, (b) a person owning 25% or more of the surviving corporation's common stock or voting securities, or (c) replacement of a majority of the members of the Company's board of directors; or (iv) the Company's stockholders approve a liquidation or sale of the

Company's assets. In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company would pay an additional payment (a "gross-up" payment) sufficient to satisfy such excise tax obligations and any additional taxes imposed with respect to such gross-up payment.

     A change in control (as defined in the agreements) resulted from the 1995 merger of the Western Company of North America with and into the Company (the "Merger"), but no payments will be made unless a covered employee's employment with the Company is terminated under circumstances described below during the two-year period following the Merger.

     Prior to the Merger, when it was not known whether a "change in control" would result from the Merger, and as consideration for executing waivers with regard to change in control acceleration rights in the 1990 Stock Incentive Plan, each executive officer of the Company who was a party to a severance agreement entered into an agreement modifying such agreement (i) to stipulate that consummation of the Merger constituted a "change in control" under the terms of such agreement and (ii) to permit a greater change in such person's responsibilities without constituting "good reason" under such agreement. Pursuant to such modification, if any such person's employment with the Company is terminated by the Company (other than for "cause") or by such person for "good reason" within 24 months following the consummation of the Merger, the vesting of stock options granted to such person prior to 1995 will be accelerated and such officer will receive (i) a cash payment with respect to all of such person's awards granted under the Company's 1990 Stock Incentive Plan and 1995 Incentive Plan after 1994 (other than stock options granted in February 1995, which will then terminate), which will be deemed fully vested or earned, and (ii) a lump sum cash payment equal to three times such person's salary and bonus.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of reports on Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and reports on Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners under Section 16(a) of the Securities Exchange Act of 1934, as amended, were complied with during fiscal 1996, except a late report was filed on an amended Form 4 for Mr. McShane and a late Form 4 was filed for Mr. Williams with respect to two transactions.

                                  SOLICITATION

     The Company will bear the cost of the solicitation of proxies. In addition to solicitation by mail, certain of the directors, officers or regular employees of the Company may, without extra compensation, solicit the return of proxies by telephone or telegram. Arrangements will be made with brokerage houses, custodians and other fiduciaries to send proxy material to their principals, and they will be reimbursed by the Company for any out-of-pocket expenses.

                               VOTING PROCEDURES

     A majority of the outstanding shares of Common Stock present or represented by proxy at the meeting constitutes a quorum for the transaction of business. The inspector of elections appointed by the Company will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. The affirmative vote of holders of a majority of the Common Stock present or represented by proxy at the meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions have the effect of a negative vote. In accordance with Delaware law, broker non-votes will not be treated as entitled to vote with respect to the election of directors.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP, independent public accountants, audited the Company's consolidated financial statements for fiscal 1996, and have advised the Company that they will have a representative available at the 1997 Annual Meeting to respond to appropriate questions. Such representative will be permitted to make a statement if he desires to do so. The Company has not yet selected independent public accountants to audit its 1997 consolidated financial statements; however, the Company intends to engage its accountants for such purpose in May 1997.

                           PROPOSALS OF STOCKHOLDERS

     Pursuant to the Company's Bylaws, proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company by October 25, 1997 to be considered for inclusion in the proxy statement and form of proxy relating to the 1998 Annual Meeting.

     The Annual Report of the Company for the year ended September 30, 1996, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. Additional copies of the Annual Report are available without charge, upon request.

     BJ SERVICES COMPANY WILL FURNISH A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1996, WITHOUT EXHIBITS, WITHOUT CHARGE TO EACH PERSON WHO FORWARDS A WRITTEN REQUEST TO ROBERT C. COONS, CORPORATE COMMUNICATIONS MANAGER, BJ SERVICES COMPANY, 5500 NORTHWEST CENTRAL DRIVE, HOUSTON, TEXAS 77092-2036.

-------------------------------------------------------------------------------
                                 BJ SERVICES COMPANY
 P THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JANUARY 23, 1997
 R
        The undersigned hereby constitutes and appoints J.W. Stewart, Michael
 O McShane, and Margaret B. Shannon, or any of them, true and lawful agents and proxies with power of substitution in each to represent and
 X to vote all of the shares of Common Stock owned of record on December 12, 1996 by the undersigned at the Annual Meeting of Stockholders of BJ
 Y Services Company to be held on January 23, 1997, at 11:00 a.m., at The Houstonian Hotel and Conference Center, 111 North Post Oak Lane, Houston, Texas, and at any and all adjournments thereof, hereby revoking any instruction previously given.

        COMMENTS:                               CHANGE OF ADDRESS:

        -------------------------------------   -------------------------------

        -------------------------------------   -------------------------------

        -------------------------------------   -------------------------------

        -------------------------------------   -------------------------------
        (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

        You are encouraged to specify your choices by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. This proxy cannot be voted unless you sign and return it.

                                                                -------------
                                                                 SEE REVERSE
                                                                     SIDE
                                                                -------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 /X/ Please mark your
     votes as in this
     example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for Director.

-------------------------------------------------------------------------------
            The Board of Directors recommends a vote FOR Proposal 1.
-------------------------------------------------------------------------------
                 FOR    WITHHOLD AUTHORITY
1. Election of   / /         / /             Nominees for election as Class 1
   Nominees                                  Directors: John R. Huff, R.A.
                                             LeBlanc and Michael E. Patrick

For, except authority to vote is withheld for the following nominees:

----------------------------------------

2. To vote upon such other business
   as may properly come before the
   meeting and any adjournment
   thereof.
--------------------------------------------------------------------------------
                                       Change of Address/     / /
                                       Comments on
                                       Reverse Side

                                       NOTE: Please sign, date and return your
                                       instruction promptly in the enclosed
                                       envelope. Sign exactly as name(s)
                                       appear(s) hereon. Joint owners should
                                       each sign. When signing as attorney,
                                       executor, administrator, trustee, or
                                       guardian or other fiduciary, please give full title as such.

                                       ----------------------------------------

                                       ----------------------------------------
                                       SIGNATURE(S)                       DATE
--------------------------------------------------------------------------------